UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2007

TORRENT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-19949

(Commission File Number)

84-1153522

(IRS Employer Identification No.)

One SW Columbia Street., Ste 640, Portland OR 97258

(Address of principal executive offices and Zip Code)

503.224.0072

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On February 13, 2007, we closed the final tranche of our private placement with Cornell Capital Partners, LP. The total gross proceeds of the private placement was $25,000,000 for 25,000 shares of Series E Convertible Preferred Stock (the “Series E Stock”). We received the first tranche of the total gross proceeds in the amount of $9,000,000 on or about June 29, 2006. We received the second tranche of the total gross proceeds in the amount of $8,500,000 on or about August 11, 2006 when we filed a registration statement (the “Registration Statement”) covering the resale of our common shares convertible from the Series E Stock. On February 13, 2007, we received the final tranche of the total gross proceeds in the amount of $7,500,000 after the Registration Statement was declared effective.

The Series E Stock is convertible into common stock by the holder at any time by dividing the dollar amount being converted by $2.50. The holder of the Series E Stock may only convert up to $1,250,000 of Series E Stock into common shares in any 30 day period. Commencing on the earlier of the month after registration and December 1, 2006, we are required to redeem up to 5% of the Series E Stock each month, payable in common shares valued at $2.50 per share if our common stock trading price is $2.50 or above; in common shares valued at $1.67 per share or in cash at the initial investment amount plus 20% if our common stock trading price is between $1.67 and $2.50; and in cash at the initial investment amount plus 20% if our common stock trading price is below $1.67. Cornell Capital Partners, LP has temporarily waived the redemption requirement that is required. However, the existing waiver from Cornell Capital Partners, LP currently extends through March 15, 2007, after which Cornell Capital Partners, LP may enforce the redemption requirements outlined above.

The gross proceeds from the private placement will be used to fund development of our Oregon project, exploration of our Washington project and for general working capital.

The Investment Agreement and Registration Rights Agreement can be found in the exhibits to the current report filed on June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRENT ENERGY CORPORATION

/s/ John Carlson

John Carlson,

CEO and Director

Date: February 19, 2007